EXHIBIT 10.2
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (the “Agreement”) is made as of the 27th day of August, 2012 between Lori Tauber Marcus (“Employee”) and The Children’s Place Services Company, LLC and its parents and direct and indirect subsidiaries and affiliated corporations (collectively, “Employer” or the “Company”). The Employee, Employer and/or the Company may be collectively referred to herein as the “Parties”.
1.Separation from Employment. Employee acknowledges, confirms and agrees that Employee’s last day of employment with the Company was August 22, 2012 (the “Separation Date”).
2.    Separation Payment. As good and valuable consideration for Employee’s execution, delivery and non-revocation of this Agreement, Employer shall, subject to the effectiveness of this Agreement and General Release, pay to Employee the amount of Four Hundred Twenty Five Thousand Dollars ($425,000), less legally required payroll deductions, which amount shall be paid in twenty-six (26) equal bi-weekly installments commencing at the end of the first pay period following the Effective Date (as defined in Paragraph 6(c) below) and subject to the terms and conditions contained herein.
3.    Benefits. As good and valuable consideration for Employee’s execution, delivery, and non-revocation of this Agreement, Employer also shall, subject to the effectiveness of this Agreement and General Release, waive Employee’s premium costs for continued health and/or dental coverage under the Company’s group health plan(s) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period ending on the earlier to occur of the twelfth (12th) month anniversary of the Effective Date and the date Employee commences employment with another person or entity that offers health benefits, provided, that Employee timely elects such COBRA coverage in accordance with the requirements of such plan(s).
4.    Acknowledgments Regarding Payments and Benefits. The Employer represents and warrants, and Employee acknowledges, that the consideration set forth in Paragraphs 2 and 3 of this Agreement exceeds, supersedes, and extinguishes the amounts and benefits, if any, that Employee may be entitled to under any offer letter, employment agreement or other agreement or arrangement, verbal or written, as well as any employment or personnel policies, plans, programs, procedures, guidelines or handbooks, and any severance, incentive, bonus, equity or similar policies, plans, programs, or guidelines, or any other legal obligation which Employer or any of its affiliates may have to Employee. Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments and benefits provided by this Agreement. Employee also acknowledges that any monetary, equity-based or other amounts or benefits which, prior to the execution of this Agreement, Employee may have been awarded, earned or accrued or to which Employee may have been or be in the future entitled to be paid or provided, have been paid or provided, or have been fully addressed in this Agreement, or such payments or benefits have been released, waived or settled by Employee pursuant to this Agreement. Employee agrees that Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation (including equity-based compensation), payment or benefit from the Released Parties (as defined in Paragraph 12) other than that to which Employee is entitled pursuant to Paragraphs 2 and 3 of this Agreement. Employee further agrees that Employee shall not accrue any additional awards or rights pursuant to any equity or other incentive plan of the Company and shall forfeit any and all awards and rights to any awards to the extent not vested and/or not delivered on the Separation Date.
5.    Return of Company Property. Employee represents and warrants that Employee has returned to the Company all laptops, cellular telephones, blackberries, iPhones, keys, locks, credit cards, documents, records, materials, and other information of any type whatsoever that is the property of the Company or its affiliates. Employee further agrees that Employee shall not retain or use and shall immediately return to the Company any copies, images, or reproductions of correspondence, memoranda, reports, financial information, personnel information, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of the Company, its affiliates or their respective suppliers or vendors.
6.    Consultation with Counsel and Voluntariness of Agreement.
(a)    Employee acknowledges that Employer has advised Employee in writing to consult with an attorney at Employee’s own expense prior to executing this Agreement. Employee further acknowledges that, to the extent desired, Employee has consulted with Employee’s own attorney in reviewing this Agreement, that Employee has carefully read and fully understands all the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.
(b)    Employee further acknowledges and agrees that Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
(c)    Unless revoked as provided below, this Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery of this Agreement to the Company by Employee (the “Effective Date”). The parties to this Agreement understand and agree that Employee may revoke this Agreement after having executed and delivered it to the Company by so advising the Company (Attention: General Counsel) in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to the Company. If Employee revokes this Agreement, it shall not be effective or enforceable, and Employee shall not be entitled to the payments or benefits set forth in Paragraphs 2 and 3 of this Agreement.
7.    Confidentiality of Agreement and Non-Disparagement.
(a)    The Parties agree not to disclose the existence of this Agreement, the terms and conditions of this Agreement or the circumstances surrounding the termination of Employee’s employment with the Company to any person or entity, except: (i) to comply with this Agreement; (ii) to the Parties’ legal, financial or tax advisors, or to the Internal Revenue Service or any similar state or local taxation authority; (iii) as otherwise required by law; (iv) in the case of the Company, to its directors, as well as to its employees who have a need to know; or (v) in the case of Employee, to her immediate family members.

(b)    Employee agrees that Employee will not publicly or privately disparage, demean, or impugn the reputation of, or encourage, assist or direct another person or entity to, publicly or privately disparage, demean, or impugn the reputation of, the Company, the way it conducts its business and affairs, or any of the Company’s products, services, affiliates, suppliers, vendors, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries.
(c)    The Company agrees to instruct the Company’s Chief Executive Officer and the Senior Vice President, Human Resources not to publicly or privately disparage, demean, or impugn the reputation of, or encourage, assist or direct another person or entity to, publicly or privately disparage, demean, or impugn the reputation of, Employee. In addition, the Company will not issue a press release that disparages, demeans or impugns the reputation of Employee.
8.    Confidential and Proprietary Information: Work Product.
(a)    Employee acknowledges that Employee may possess certain “Confidential Information” (as defined below) which would damage the Company if disclosed or used by Employee. Accordingly, Employee acknowledges a continuing duty of strict confidentiality to the Company and agrees that Employee will not disclose any Confidential Information to any person or entity, will not publish any Confidential Information and will not use Confidential Information in any way, including for Employee’s benefit or for the benefit of another person or entity. Confidential Information shall include, but shall not be limited to, the following: (i) trade secrets of the Company; (ii) documentation or data contained in any files or any other records the Company may maintain; (iii) statements regarding any matters made by any employees, officers, agents, representatives or attorneys of the Company at any meeting attended by Employee or which Employee may have heard or obtained knowledge of which may result in any detriment to the Company; (iv) actions taken or contemplated by the Company with respect to any of its operations, assets or employees; (v) policies, practices, programs or plans contemplated, initiated or effectuated by the Company; (vi) documentation, data or other information concerning the Company’s suppliers and other vendors or the Company’s arrangements or business dealings with any such person or entity not known to the general public; and (vii) any other information, records or data of a private or proprietary nature to the Company. Confidential Information shall not include information which is then in the public domain (so long as Employee did not, directly or indirectly, cause or permit such information to enter the public domain). Notwithstanding the foregoing, nothing contained in this Paragraph 8 shall prevent Employee from disclosing Confidential Information if compelled to do so by legal process; provided, that Employee notifies Employer in writing within two (2) business days of Employee’s receipt of such court order or legal process if disclosure of Confidential Information is required by court order or other legal process to allow Employer sufficient time to obtain a protective order or otherwise obtain the fullest protection permitted by applicable law.
(b)    Employee agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during Employee’s employment by the Company and for a period of one (1) year thereafter that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Employee on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Employee hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of Employee’s right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with Employee’s recognition of the Company’s absolute ownership of all Work Product, Employee agrees that Employee shall (i) not disclose any Work Product to any person or entity or use any Work Product for the benefit of Employee or any other person or entity other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, Employee refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, Employee hereby appoints each of the Company’s officers as Employee’s attorney-in-fact to execute such documents on Employee’s behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.
9.    Non-Competition, Non-Solicitation, and No Interference With Business Operations.
(a)    Employee agrees that for a period of 12 months following the Separation Date (the “Restricted Period”), Employee will not without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any person, entity or other business enterprise, assist in, engage in or otherwise be connected to or benefit from any business conducted by any business enterprise listed on Exhibit A to this Agreement (a “Competitive Business”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Employee’s ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a Competitive Business.
(b)    Employee further agrees that during the Restricted Period, Employee will not, without the express prior written consent of the Company, directly or indirectly: (i) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the 12 months immediately preceding the Separation Date was, an employee, agent, consultant or independent contractor of the Company; or (ii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its vendors, lessors, independent contractors, agents or employees.
(c)    Employee acknowledges and agrees that the restrictions on the activities in which Employee may engage that are set forth in Paragraphs 9(a) and (b) of this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests. Employee understands that the Company’s business is global and, accordingly, the restrictions cannot be limited to any particular geographic area except as otherwise provided herein. Employee further acknowledges that the restrictions contained in this Agreement will not prevent Employee from earning a livelihood.
10.    Injunctive Relief. Employee acknowledges that a breach or threatened breach of any of the terms set forth in Paragraphs 5, 7, 8, 9 or 12 of this Agreement shall result in an immediate irreparable and continuing harm to Employer for which there shall be no adequate remedy of law. The Employer shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to Employer, in connection with Paragraphs 5, 7, 8, 9 and 12 of this Agreement.
11.    Confirmation of Employment. Employee shall refer all inquiries concerning Employee’s employment to Employer’s payroll department and Employer’s payroll department shall, if called upon, confirm Employee’s dates of employment and position with Employer.
12.    Employee Release of Employer and Released Parties.
(a)    In exchange for the consideration set forth above, Employee, on behalf of Employee and Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases Employer, as well as Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment with Employer or separation therefrom, including but not limited to any claims based upon common law, or any federal, state or local employment statutes or civil rights laws (hereafter the “Claims”). Claims, as included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Lily Ledbetter Act; Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement up to the date of the execution and delivery of this Agreement to the Company. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to the Company.
(b)    This release does not waive rights or claims that may arise after this release is executed, including any right or claim to enforce the terms of this Agreement, and does not waive any rights or Claims hereunder or which cannot be waived as a matter of law. This Agreement does not affect Employee’s right to file a charge with the EEOC or similar state agency or to participate in any investigation conducted by the EEOC or similar state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding.
(c)    Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall (i) affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement and (ii) affect Employee’s right to have received and to retain the signing bonus and the relocation benefits set forth in Employee’s offer letter dated October 25, 2011.
13.    Representations; Covenant Not to Sue. Employee hereby represents and warrants to the Released Parties that: (a) Employee has not filed, caused, or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against the Released Parties, nor has Employee agreed to do any of the foregoing; (b) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against the Released Parties that has been released in this Agreement; (c) Employee has not directly or indirectly assisted any third party in filing, causing, or assisting to be filed, any Claim against the Released Parties; (d) Employee has not made any misrepresentations or engaged in any misconduct or malfeasance during her employment that would constitute a material violation under the Company’s Code of Business Conduct; and (e) is not aware of any misconduct by any employee or director of the Company that Employee should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s accounting that should properly be reported by Employee pursuant to the procedures established by the Company for making such reports, except any that has already been reported by Employee in writing to the appropriate personnel of the Company. Except as set forth in Paragraphs 12(b) and (c) above, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties unless compelled to do so by law.
14.    Removal from the Company Positions and Indemnification. Employee agrees that as of the Separation Date, Employee hereby resigns from all positions held on behalf of the Company, including but not limited to officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify Employee to the same extent that Employee was indemnified prior to the Separation Date and that Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy.
15.    Cooperation. Employee shall furnish such information as may be in Employee’s possession to, and cooperate with, the Company as may reasonably be requested by the Company, by prior written notice and during mutually convenient times, in the orderly transfer of Employee’s responsibilities to other the Company employees or in connection with any investigation (including internal), litigation or other proceeding in which the Company is or may be involved or a party.
16.    Violation of Terms.
(a)    The Parties agree that, should either Party seek to enforce the terms of this Agreement through litigation, then the prevailing Party, in addition to all other legal and equitable remedies, shall be reimbursed by the other Party for all reasonable attorneys’ fees in relation to such litigation. The term “prevailing Party” in the prior sentence shall mean such Party that obtains in excess of fifty (50%) percent of the relief sought in the litigation.
(b)    Should Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to Employer (including without limitation injunctive relief), Employee immediately shall return to Employer all monies paid to Employee pursuant to this Agreement, less $2,000. Employee further agrees that if Employee is required to return such payments, this Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if such monies had not been repaid or required to be repaid to the Company. In addition, should Employee violate any provision of this Agreement, the Company shall have no further obligations to pay or provide Employee with any of the payments and benefits set forth herein. Should Employer violate any provision of this Agreement, then Employee shall have all remedies and civil actions available to remedy Employee’s damages.
17.    No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.
18.    Waiver of Reinstatement. By entering into this Agreement, Employee acknowledges that Employee waives any claim to reinstatement and/or future employment with Employer. Employee further acknowledges that Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).
19.    Delay in Payments as Required by Section 409A of the Code. Notwithstanding any provisions herein to the contrary, if all or any portion of the payments or benefits due under Paragraphs 2 or 3 hereof are reasonably determined by Employee to be “nonqualified deferred compensation” subject to Section 409A of the Code (as communicated to the Company in writing together with the execution and delivery hereof by Employee) and the Company determines that Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such payments shall commence on the first regular payroll date on or immediately following the first day of the seventh month following Employee’s “separation from service”, as defined in Treasury Regulation Section. 1.409A-1(h), including the default presumptions and the first of such payments shall include all amounts otherwise payable prior to the first payment date but for the application of this Paragraph 19. The Company hereby advises Employee that it has determined that Employee is a “specified employee” (as so defined). However, Employee hereby advises the Company that Employee has determined that the payments and benefits due under Paragraphs 2 and 3 hereof are not “nonqualified deferred compensation”

for purposes of Section 409A of the Code and, accordingly, Employee has determined that no delay in the commencement of payments is necessary.
20.     Section 409A of the Code. Employee hereby acknowledges and agrees with the Company that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed by Employee to not comply with Section 409A of the Code, Employee and the Company agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payment or benefit payable hereunder), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved. If requested by the Employee, the Company shall consult with Employee in good faith regarding the implementation of the provisions of Paragraph 19 above and this Paragraph 20; provided, that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to Section 409A of the Code, it being understood and agreed that Section 409A of the Code, and compliance therewith, is solely the responsibility of Employee.
21.    Miscellaneous. This Agreement contains the entire agreement and understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between Employee and Employer. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement may be executed in counterparts, including by fax or pdf, and all counterparts so executed shall constitute one agreement, binding upon the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties, as well as their administrators, representatives, agents, executors, successors and assigns.
22.    Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such State and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. Except in the event the Company seeks to enforce its rights under Paragraphs 4, 5, 7, 8, 9, 12 or 16 of this Agreement, the parties agree to mediate any dispute arising under this Agreement. In the event of any such dispute subject to mediation, the parties, within thirty (30) days of a written request for mediation, shall attend a mediation to be conducted in New Jersey in order to make a good faith reasonable effort to resolve such dispute. The parties shall attempt, in good faith, to agree to a mediator. If the parties are unable to agree to a mediator, the parties shall submit the matter to the American Arbitration Association to appoint a mediator and conduct the mediation in New Jersey. If this good faith mediation effort fails to resolve the dispute arising under this Agreement or in the event the Company seeks to enforce its rights under Paragraphs 4, 5, 7, 8, 9, 12 or 16 of this Agreement, then either party may commence a legal suit, action or proceeding to resolve such dispute, provided that such legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a New Jersey federal or state court. Employee and Employer agree to waive any objection which either may now or hereafter have to the laying of venue of any such suit, action or proceeding and Employee and Employer irrevocably submit to the exclusive jurisdiction of any such court in any suit, action or proceeding.
23.    Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

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EMPLOYEE STATES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO EMPLOYEE PRIOR TO SIGNING IT, THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AT EMPLOYEE’S OWN EXPENSE AND EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT EMPLOYEE IS SIGNING THE RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE RELEASED PARTIES AS STATED IN THIS AGREEMENT.
Agreed to and accepted by, on this 31st day of August, 2012.

Witness:                    EMPLOYEE:

______________________________    _/s/ Lori Tauber Marcus
Lori Tauber Marcus

Agreed to and accepted by, on this 5th day of September, 2012.

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By: /s/ Lawrence McClure
Name: Lawrence McClure
Title: Senior Vice President, Human Resources

Exhibit A

Any of Target, Gymboree, Babies R Us, Carter’s, Gap, Old Navy, J.Crew Kids (Crew Cuts), Aero PS, 77 Kids (or its successors or assigns), Crazy 8, Stride Rite, and each of their respective subsidiaries, affiliates and related businesses.